                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Silicon Graphics, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated July 19, 1996, with respect to the consolidated financial statements of Silicon Graphics, Inc. incorporated by reference in its Annual Report (Form 10-K) and its Amendment (Form 10-K/A) to its Annual Report (Form 10-K) for the year ended June 30, 1996 and the related financial statement schedule included or incorporated by reference therein, filed with the Securities and Exchange Commission.
                                                           /s/ Ernst & Young LLP

Palo Alto, California
September 10, 1997